Exhibit 99.1

For Immediate Release	For More Information Contact:
Barron Beneski (703) 406-5528
Public and Investor Relations
Beneski.barron@orbital.com
MICHAEL LARKIN APPOINTED EXECUTIVE VICE PRESIDENT
OF ORBITAL’S SATELLITE BUSINESS UNIT
— 14-Year Company Veteran Promoted to Head $450 Million
Space Systems Group —
(Dulles, VA 7 February 2008) – Orbital Sciences Corporation (NYSE: ORB) announced today that Mr. Michael E. Larkin has been promoted to the position of Executive Vice President and General Manager of its Space Systems Group (SSG). He was previously Senior Vice President and Deputy General Manager of SSG since 2006, and served in a variety of progressively more responsible assignments since joining Orbital in 1994. He has been Acting General Manager of SSG since December 2007.
Orbital’s Space Systems Group had revenues in excess of $450 million in 2007 and has a workforce of approximately 1,300 people at operating locations in Virginia, Maryland and California. Major SSG customers include Intelsat, SES Global, Optus Networks, Telenor Satellite Broadcasting, Measat Satellite Systems, JSAT Corporation, NASA, Jet Propulsion Laboratory, Southwest Research Institute, University of Colorado, Lockheed Martin and Northrop Grumman.
SSG responsibilities include design, production and operation of commercial communications and broadcast satellites, scientific and environmental research spacecraft, and selected national security space systems. The group also provides space-related scientific, engineering and manufacturing services to U.S. government laboratories and aerospace companies.
“Mike is an exceptional leader and strong manager with proven experience in Orbital’s satellite and electronics business since the early 1990’s. He has been a major contributor to the 22 consecutive successes in satellite deliveries and deployments we have conducted over the last five years, as well as to the tremendous revenue growth and profitability improvements achieved by our satellite manufacturing unit during that time. Mike is extremely well-qualified to lead the business to even greater accomplishments in the coming years,” stated David W. Thompson, Chairman and Chief Executive Officer.
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Michael Larkin Appointed Executive Vice President of Orbital’s Satellite Business Unit – Page 2
Mr. Larkin, 52 years old, joined Fairchild Space and Defense Corporation in 1980 and held a variety of program and financial management positions with Fairchild until its acquisition by Orbital in 1994. He was awarded a B.S. degree from West Virginia University and an M.B.A. from Pennsylvania State University.
About Orbital
Orbital develops and manufactures small rockets and space systems for commercial, military and civil government customers. The company’s primary products are satellites and launch vehicles, including low-orbit, geosynchronous-orbit and planetary spacecraft for communications, remote sensing, scientific and defense missions; ground- and air-launched rockets that deliver satellites into orbit; and missile defense systems that are used as interceptor and target vehicles. Orbital also offers space-related technical services to government agencies and develops and builds satellite-based transportation management systems for public transit agencies and private vehicle fleet operators.
More information about Orbital can be found at http://www.orbital.com
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Note to Editors: A high-resolution photograph of Mr. Larkin can be downloaded at: http://www.orbital.com/About/ExecutiveProfiles/larkin.shtml